Exhibit 99.1

FOR IMMEDIATE RELEASE

MRC Global Announces Closing of Stream AS Acquisition

HOUSTON, TX – January 6, 2014 – MRC Global Inc. (NYSE: MRC) announced today that it has closed the previously announced acquisition of Stream AS. Headquartered in Norway, Stream is the leading pipe, valve and fittings (PVF) distributor and provider of flow control products, solutions and services to the offshore oil and gas industry on the Norwegian Continental Shelf.

Andrew Lane, MRC Global Chairman, President and Chief Executive Officer, commented, “We are pleased to have closed this important acquisition and are looking forward to the positive contribution this new offshore capability will add to our international business performance.”

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global, a Fortune 500 company, is the largest global distributor of pipe, valves, and fittings and related products and services to the energy industry, based on sales, and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC Global can be found at www.mrcglobal.com.

Contacts:

James E. Braun Executive Vice President and Chief Financial Officer	Monica Schafer Vice President Investor Relations
MRC Global Inc.	MRC Global Inc.
Jim.Braun@mrcglobal.com	Monica.Schafer@mrcglobal.com
832-308-2845	832-308-2847

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